The Board of Directors

Saevik Supply ASA



CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this report on Form S-8 of our report dated March 6, 1997, with respect to the consolidated balance sheet of Saevik Supply ASA and subsidiaries as of December 31, 1996 and the related statements of earnings and cash flows for the year then ended, appearing in the Form 8-K/A of Trico Marine Services, Inc. dated December 2, 1997.

We also consent to the reference to our firm under the caption "Experts".

Aalesund, Norway

January 8, 1998

KPMG as

/s/ Gerd Leira
    Gerd Leira
    State Authorised Public Accountant (Norway)